                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 8-K/A
                               (AMENDMENT NO. 1)

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) OCTOBER 23, 1998

                               ----------------

                              INFOCURE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHAPTER)

      DELAWARE                     001-12799              58-2271614
                            (COMMISSION FILE NUMBER)   (I.R.S. EMPLOYER
   (STATE OR OTHER                                    IDENTIFICATION NO.)
   JURISDICTION OF
   INCORPORATION)

 1765 THE EXCHANGE, SUITE 450 ATLANTA,                     30339
                   GA                                   (ZIP CODE)
    (ADDRESS OF PRINCIPAL EXECUTIVE
                OFFICES)

        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: 770-221-9990

                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

                                    CONTENTS

                                                                          PAGE
                                                                          ----
Item 2: Acquisition or Disposition of Assets.............................   3
Item 7: Financial Statements, Pro Forma Financial Information and Exhib-
 its.....................................................................   3
Signatures...............................................................   4

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

  On October 23, 1998, InfoCure Corporation ("InfoCure" or the "Company") acquired substantially all of the assets, subject to the assumption of approximately $4.6 million of liabilities, of the Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company. HSD is currently headquartered in Dayton, Ohio, and provides healthcare practice management systems principally to the radiology, anesthesiology and enterprise-wide medical practice and MSO markets. The aggregate consideration consisted of $36.5 million in cash, a $10.0 million subordinated, convertible note payable to the seller over five years and $2.0 million subordinated promissory note payable to the seller within 120 days of closing, for a total purchase price of approximately $48.5 million. In addition to the purchase price, expenses of $1.4 million related to the purchase and liabilities of $4.3 million were paid by InfoCure at closing. The convertible note is convertible at InfoCure's option at any time through September 30, 1999, into shares of InfoCure common stock. The conversion price is based on the market price of the common stock at the time of conversion. The cash portion of the purchase price was funded by a term loan from InfoCure's senior lender. The Company expects to record a one-time pretax charge of approximately $9.0 million in the quarter ended December 1998 representing the acquisition of in-process research and development of software.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

  (a) Financial Statements of Business Acquired.

      Audited Financial Statements of the Healthcare Systems Division of The Reynolds and Reynolds Company as of June 30, 1998 and the nine months then ended and as of September 30, 1997 and the years ended September 30, 1997 and 1996 are attached hereto.

  (b) Pro Forma Financial Information

      InfoCure Corporation Pro Forma Combined Financial Statements (Unaudited) are attached hereto.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          INFOCURE CORPORATION
                                          (Registrant)

Date: December 21, 1998                 by: /s/ Frederick L. Fine
                                           -----------------------------------
                                           Frederick L. Fine
                                           President and Chief Executive
                                            Officer

                         INDEX TO FINANCIAL STATEMENTS
                              INFOCURE CORPORATION
                                   FORM 8-K/A

Audited Financial Statements of the Healthcare Systems Division of The Reynolds and Reynolds Company
--------------------------------------------------------------------------------

Independent Auditors' Report.................................................F-2

Balance Sheets ..............................................................F-3

Statements of Operations and Deficit in Divisional Net Assets ...............F-4

Statements of Cash Flows ....................................................F-5

Notes to Financial Statements ..........................................F-6 - 10

InfoCure Corporation Pro Forma Combined Financial Statements (Unaudited)
--------------------------------------------------------------------------------

Basis of Presentation.......................................................F-11

Pro Forma Combined Balance Sheet............................................F-12

Pro Forma Combined Statements of Operations
  For the year ended December 31, 1997 ................................F-13 - 14
  For the six months ended June 30, 1998 ...................................F-15

Notes to Pro Forma Combined Financial Statements ...........................F-16

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
The Reynolds and Reynolds Company:

  We have audited the accompanying balance sheets of the Healthcare Systems Division of The Reynolds and Reynolds Company ("HSD") as of June 30, 1998 and September 30, 1997, and the related statements of operations and deficit in divisional net assets, and cash flows for the nine months ended June 30, 1998 and the years ended September 30, 1997 and 1996. These financial statements are the responsibility of The Reynolds and Reynolds Company and HSD's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of HSD at June 30, 1998 and September 30, 1997, and the results of its operations and its cash flows for the nine months ended June 30, 1998 and the years ended September 30, 1997 and 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche llp

Dayton, Ohio
September 28, 1998

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

                                 BALANCE SHEETS
              JUNE 30, 1998 AND SEPTEMBER 30, 1997 (IN THOUSANDS)

                                                          JUNE 30,  SEPTEMBER 30,
                                                            1998        1997
                                                          --------  -------------
CURRENT ASSETS:
  Cash and cash equivalents.............................  $     2     $     74
  Accounts receivable (less allowance for doubtful
   accounts: 1998--$1,033 and 1997--$974)...............   11,385       11,423
  Inventories--finished goods...........................    2,333        1,836
  Prepaid expenses and other assets.....................      538          649
                                                          -------     --------
    Total current assets................................   14,258       13,982
                                                          -------     --------
PROPERTY, PLANT AND EQUIPMENT:
  Buildings and leasehold improvements..................      675          572
  Computer and other equipment..........................    5,426        4,871
  Furniture and other...................................    1,879        1,645
  Construction in progress..............................       73           90
                                                          -------     --------
    Total property, plant and equipment.................    8,053        7,178
  Less accumulated depreciation.........................    4,654        3,671
                                                          -------     --------
    Net property, plant and equipment...................    3,399        3,507
                                                          -------     --------
INTANGIBLE ASSETS:
  Goodwill, net.........................................    9,562        9,986
  Software licensed to customers, net...................    5,007        5,997
  Other, net............................................    1,609        3,240
                                                          -------     --------
    Total intangible assets.............................   16,178       19,223
                                                          -------     --------
OTHER ASSETS............................................      931        2,133
                                                          -------     --------
TOTAL ASSETS............................................  $34,766     $ 38,845
                                                          =======     ========
CURRENT LIABILITIES:
  Accounts payable:
   Trade................................................  $ 2,706     $  2,340
   Other................................................      952        1,727
  Accrued liabilities:
   Compensation and related items.......................    2,795        3,033
   Other................................................    1,222        1,543
  Deferred revenues.....................................      250          867
                                                          -------     --------
    Total current liabilities...........................    7,925        9,510
                                                          -------     --------
OTHER LIABILITIES:
  Postretirement medical................................      397          222
  Pensions..............................................    1,628        1,143
  Other.................................................       53          797
                                                          -------     --------
    Total other liabilities.............................    2,078        2,162
                                                          -------     --------
ADVANCES FROM PARENT, NET...............................   32,269       47,907
                                                          -------     --------
DEFICIT IN DIVISIONAL NET ASSETS........................   (7,506)     (20,734)
                                                          -------     --------
TOTAL LIABILITIES AND DEFICIT IN DIVISIONAL NET ASSETS..  $34,766     $ 38,845
                                                          =======     ========

                       See notes to financial statements.

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

         STATEMENTS OF OPERATIONS AND DEFICIT IN DIVISIONAL NET ASSETS
  NINE MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                  NINE MONTHS   YEARS ENDED
                                                     ENDED     SEPTEMBER 30,
                                                   JUNE 30,   -----------------
                                                     1998       1997     1996
                                                  ----------- --------  -------
NET SALES AND REVENUES:
  Products.......................................  $ 18,875   $ 22,651  $24,259
  Services.......................................    18,570     17,796   16,412
                                                   --------   --------  -------
      Total net sales and revenues...............    37,445     40,447   40,671
                                                   --------   --------  -------
COSTS AND EXPENSES
  Cost of sales:
    Products.....................................    14,731     18,935   16,701
    Services.....................................    10,048      8,917    7,986
                                                   --------   --------  -------
      Total cost of sales........................    24,779     27,852   24,687
                                                   --------   --------  -------
  Selling, general and administrative expenses...    24,649     42,815   24,339
  Restructuring charge...........................                1,427
                                                   --------   --------  -------
      Total costs and expenses...................    49,428     72,094   49,026
                                                   --------   --------  -------
OPERATING LOSS...................................   (11,983)   (31,647)  (8,355)
                                                   --------   --------  -------
OTHER CHARGES (INCOME):
  Interest expense...............................                    3        1
  Interest income................................       (46)       (49)     (16)
  Other..........................................        (1)       (20)       7
                                                   --------   --------  -------
      Total other income.........................       (47)       (66)      (8)
                                                   --------   --------  -------
LOSS BEFORE INCOME TAX BENEFIT...................   (11,936)   (31,581)  (8,347)
INCOME TAX BENEFIT...............................    (4,430)   (10,847)  (2,900)
                                                   --------   --------  -------
NET LOSS.........................................    (7,506)   (20,734)  (5,447)
DEFICIT IN DIVISIONAL NET ASSETS:
  Beginning of period............................   (20,734)    (5,447)  (2,458)
  Advance from parent............................    20,734      5,447    2,458
                                                   --------   --------  -------
  End of period..................................  $ (7,506)  $(20,734) $(5,447)
                                                   ========   ========  =======

                       See notes to financial statements.

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

                            STATEMENTS OF CASH FLOWS
  NINE MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                 NINE MONTHS   YEARS ENDED
                                                    ENDED     SEPTEMBER 30,
                                                  JUNE 30,   -----------------
                                                    1998       1997     1996
                                                 ----------- --------  -------
CASH FLOWS PROVIDED BY (USED IN) OPERATING
 ACTIVITIES:
  Net loss......................................   $(7,506)  $(20,734) $(5,447)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Purchased in-process research and
     development costs..........................               11,000
    Depreciation and amortization...............     5,667      5,587    3,387
    Loss on sales of assets.....................                  138        4
  Changes in operating assets and liabilities,
   net of assets acquired:
    Accounts receivable.........................        38        686   (2,998)
    Inventories.................................      (497)      (526)     247
    Prepaid expenses, intangible and other
     assets.....................................     1,326        379     (258)
    Accounts payable............................      (409)       194    1,485
    Accrued and other liabilities...............    (1,710)    (1,083)     675
                                                   -------   --------  -------
      Net cash used in operating activities.....    (3,091)    (4,359)  (2,905)
                                                   -------   --------  -------
CASH FLOWS PROVIDED BY (USED IN) INVESTING
 ACTIVITIES:
  Business combinations, net of cash acquired...      (494)   (17,524)
  Capital expenditures..........................      (893)    (1,244)  (2,478)
  Net proceeds from sales of assets.............        10         19      622
  Capitalization of software licensed to
   customers....................................      (700)    (1,065)    (888)
                                                   -------   --------  -------
      Net cash used in investing activities.....    (2,077)   (19,814)  (2,744)
                                                   -------   --------  -------
CASH FLOWS PROVIDED BY (USED IN) FINANCING
 ACTIVITIES:
  Advances from parent, net.....................     5,096     26,015    5,349
  Principal payment on debt.....................               (1,769)     (10)
                                                   -------   --------  -------
      Net cash provided by financing
       activities...............................     5,096     24,246    5,339
                                                   -------   --------  -------
INCREASE (DECREASE) IN CASH AND EQUIVALENTS.....       (72)        73     (310)
CASH AND EQUIVALENTS--Beginning of year.........        74          1      311
                                                   -------   --------  -------
CASH AND EQUIVALENTS--End of year...............   $     2   $     74  $     1
                                                   =======   ========  =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH
 TRANSACTION--
  Advance from parent...........................   $20,734   $  5,447  $ 2,458
                                                   =======   ========  =======

                       See notes to financial statements.

     THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

                         NOTES TO FINANCIAL STATEMENTS
  NINE MONTHS ENDED JUNE 30, 1998 AND YEARS ENDED SEPTEMBER 30, 1997 AND 1996
                                (IN THOUSANDS)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business--The financial statements include the accounts of the Healthcare Systems Division of The Reynolds and Reynolds Company ("HSD" or the "Division"). HSD sells computer systems including both hardware and software to a wide range of entities that operate in the healthcare industry. HSD also receives service revenue from hardware and software maintenance as well as training and installation.

  Because HSD is operated as a division of The Reynolds and Reynolds Company ("R&R"), these financial statements may not necessarily be representative of results that would have been attained if HSD had operated as a separate entity.

  Use of Estimates--The financial statements are prepared in conformity with generally accepted accounting principles and include amounts based on management's best estimates and judgments. The use of estimates and judgments may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

  Cash and Cash Equivalents--For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, cash deposits and investments with maturities of three months or less at the time of purchase. The carrying amount of these short-term investments approximates fair value.

  Concentrations of Credit Risk--The Company is a leading provider of information management systems to entities in the healthcare industry. A significant portion of accounts receivable are due from such entities.

  Inventories--Inventories, which consist primarily of computer equipment, are stated at the lower of cost or market. Cost is determined by specific identification. Market is based on net realizable value.

  Property, Plant and Equipment--Property, plant and equipment are stated at cost. Depreciation and amortization are provided over the estimated useful service lives of the assets or asset groups, principally on the straight-line method for financial reporting purposes. Estimated asset lives are:

                                                                           YEARS
                                                                           -----
   Buildings and leasehold improvements................................... 3-33
   Computer and other equipment...........................................  3-5
   Furniture and other.................................................... 3-15

  Intangible Assets--The excess of cost over the fair value of net assets of companies acquired is recorded as goodwill and is amortized on a straight-line basis over primarily seven years. Amortization expense was $1,718 for the nine months ended June 30, 1998 and $1,878 and $1,803 for the years ended September 30, 1997 and 1996, respectively. At June 30, 1998 and September 30, 1997, accumulated amortization was $6,785 and $5,067, respectively.

  The Company capitalizes certain costs of developing its software products. Upon completion of a software product, amortization is determined based on the larger of the amounts computed using (a) the ratio that current gross revenues for each product bears to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product, ranging from five to seven years. Amortization expense for software licensed to customers was $1,690 for the nine months ended June 30, 1998 and $1,103 and $116 for the years ended September 30, 1997 and 1996, respectively. Amortization expense, which is included in cost of goods sold, for the nine months ended June 30, 1998 includes a $750 write-

     THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY off of capitalized software, which was determined to be impaired based on management's analysis of undiscounted future cash flows. In addition, amortization expense for the year ended September 30, 1997 included $648 from special charges (see Note B). At June 30, 1998 and September 30, 1997 accumulated amortization was $13,489 and $11,799, respectively.

  Other intangible assets are amortized over periods ranging from two to fifteen years. Amortization expense was $1,268 for the nine months ended June 30, 1998 and $1,473 and $534 for the years ended September 30, 1997 and 1996, respectively. At June 30, 1998 and September 30, 1997 accumulated amortization was $6,550 and $5,282, respectively.

  The carrying values of goodwill and other intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. Any impairment in the carrying value of such intangibles is recorded when identified.

  Revenue Recognition--Revenues consist of both sales and service revenues. Products sales, including computer hardware and software licenses, are recorded upon shipment to customers. Service revenues, which include computer hardware maintenance, software support and training are recorded ratably over the contract period or as services are performed.

  Lease Obligations--The Division along with other divisions at R&R leases premises and equipment under various capital and operating lease agreements. However, the Division has not entered into significant leasing arrangements separate from other R&R divisions; therefore, future minimum rental commitments are not significant. Rental expenses allocated to the Division were $1,780 for the nine months ended June 30, 1998 and $2,001 and $1,397 for the years ended September 30, 1997 and 1996, respectively.

  Research and Development Costs--The Company expenses research and development costs as incurred. These costs were $2,981 for the nine months ended June 30, 1998 and $14,676 and $3,240 for the years ended September 30, 1997 and 1996, respectively. These costs are included in selling, general and administrative expenses in the accompanying statements of operations. Included in the year ended September 30, 1997 are $11,000 of purchased in-process research and development costs. In-process research and development acquired in business combinations represented software development costs for which technological feasibility was not established and for which there was no alternative future use.

  Income Taxes--The results of operations of HSD are included in a consolidated federal income tax return with R&R. Federal income tax benefits allocable to the operations of HSD are calculated as if it had filed separate income tax returns, state income taxes are allocated based on R&R's overall effective state tax rate. Income tax benefits are charged against advances from parent, net. No deferred tax assets or liabilities are allocated by R&R to the Division.

B. RESTRUCTURING AND SPECIAL CHARGES

  During the year ended September 30, 1997, the Division recorded a pretax charge of $13,075 consisting of a $1,427 restructuring charge and $11,648 of other special charges. After income tax benefit, the charge increased net loss by $9,530. The income tax rate on the combined charges represented a 27.1% effective tax rate because not all of the charges were tax deductible. Major components of the charge are listed on the following table:

                                                  RESTRUCTURING SPECIAL  TOTAL
                                                     CHARGE     CHARGES CHARGES
                                                  ------------- ------- -------
   Employee termination benefits.................    $1,427     $       $ 1,427
   In-process research and development...........                11,000  11,000
   Discontinued products.........................                   648     648
                                                     ------     ------- -------
   Totals........................................    $1,427     $11,648 $13,075
                                                     ======     ======= =======

     THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

  Restructuring Charge--Employee termination benefits consisted of involuntary severance benefits and voluntary retirement benefits for 23 employees. Through June 30, 1998, all involuntary termination benefits had been paid. See Note E to the financial statements for a discussion of voluntary retirement benefits.

  Special Charges--In-process research and development expenses resulted from two recent computer services business combinations and represented software development costs for which technological feasibility was not established and for which there were no alternative future use. The balance of special charges represented primarily the write-off of discontinued software licensed to customers. Special charges increased cost of sales $648 and selling, general and administrative expenses $11,000.

C. BUSINESS COMBINATIONS

  In fiscal year 1997, the Division purchased two healthcare computer services businesses for $17,524, paid from R&R's available cash. One of the businesses, acquired June 30, 1997, provided information systems to physician practices with primary emphasis on practice management systems for hospital-based physicians. The other business, acquired February 28, 1997, has capabilities in electronic medical records and clinical management. These businesses had annual sales of about $10,000. Based on management's analysis of cash flows and an appraisal, $11,000 of the purchase price was allocated to in-process research and development, representing software development costs for which technological feasibility was not established and for which there was no alternative future use. Through June 30, 1998, no amounts have been capitalized for software development relating to these projects.

  Recorded liabilities of acquired companies included the costs to exit duplicate facilities. Key elements of the costs accrued for exiting duplicate facilities were involuntary termination benefits of $398 and lease costs of $219. Involuntary termination benefits represent severance payments and outplacement services for 54 employees. Through June 30, 1998, all severance benefits were paid and the Division bought out its remaining lease obligation. Costs paid approximated those reserved.

  All business combinations were accounted for as purchases and the accounts of the acquired businesses were included in the Division's financial statements since the dates of acquisition. In connection with the business combinations, the Division recorded goodwill of $2,889 in 1997. This goodwill is being amortized on a straight-line basis over seven years.

  Pro Forma Information (Unaudited)--On a pro forma basis, assuming that the 1997 business combinations were made as of October 1, 1995, the revenues of HSD would have increased by $9,700 and $13,500 for the years ended September 30, 1997 and 1996, respectively. Net loss would have decreased by $7,700 for the year-ended September 30, 1997 and increased by $10,600 for the year-ended September 30, 1996. These pro forma results of operations include pre-acquisition results of the businesses acquired and may not be indicative of the results of operations that actually would have been obtained if the business combination had been in effect or that may be obtained in the future.

D. INCOME TAX BENEFIT

                                                                 SEPTEMBER 30,
                                                        JUNE 30, --------------
                                                          1998    1997    1996
                                                        -------- ------- ------
Provision for Income Tax Benefit
  Federal..............................................  $3,521  $ 8,618 $2,301
  State and local......................................     909    2,229    599
                                                         ------  ------- ------
Income tax benefit.....................................  $4,430  $10,847 $2,900
                                                         ======  ======= ======

     THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY

                          JUNE 30, 1998   SEPTEMBER 30, 1997     SEPTEMBER 30, 1996
                          --------------- ---------------------  ---------------------
                          AMOUNT  PERCENT  AMOUNT      PERCENT    AMOUNT      PERCENT
                          ------  ------- ----------  ---------  ----------  ---------
Reconciliation of Income
 Tax Rates
  Statutory federal
   income taxes.........  $4,178   35.0%  $   11,053      35.0%  $    2,921       35.0%
  State and local taxes
   less federal income
   tax effect...........     590    4.9        1,449       4.6          390        4.7
  Goodwill amortization
   and write-off........    (284)  (2.3)        (323)     (1.0)        (313)      (3.7)
  In-process research
   and development......                      (1,401)     (4.4)
  Other.................     (54)  (0.5)          69       0.1          (98)      (1.3)
                          ------   ----   ----------   -------   ----------   --------
Income tax benefit......  $4,430   37.1%  $   10,847      34.3%  $    2,900       34.7%
                          ======   ====   ==========   =======   ==========   ========

E. POSTRETIREMENT BENEFITS

  Pension benefits for the majority of the Division's employees are provided through plans that are maintained by R&R. Pension benefits are based primarily on years of service and compensation. R&R's funding policy is to make annual contributions to the pension plan sufficient to meet or exceed the minimum statutory requirements.

  The Division also participates in the R&R sponsored defined benefit medical plan for employees who retired before October 1, 1993. Future retirees may purchase postretirement medical insurance from R&R. Discounts from the market price of postretirement medical insurance will be provided to certain retirees based on age and length of remaining service as of October 1, 1993. R&R also sponsors a defined benefit life insurance plan in which substantially all of the Division's employees participate. Medical and life insurance benefits are funded on a pay as you go basis.

  The Division was allocated $854, $1,691, and $656, respectively of pension expense and $44, $171, and $25, respectively, of postretirement medical and life insurance benefits expense for the nine months ended June 30, 1998 and the years ended September 30, 1997 and 1996. During the year ended September 30, 1997, the Division expensed $769 of special termination benefits in connection with a voluntary retirement program.

F. RELATED PARTY TRANSACTIONS

  All of HSD's financing requirements are provided by R&R. These financial statements do not include any long-term debt or interest expense because the Division has not guaranteed the debt nor pledged any of its assets against the debt. Such amounts are included in advances from parent, and will be increased or decreased based on cash flows of the Division. R&R has allocated to the Division costs related to employee benefits, data processing and other corporate overhead of $1,931 for the nine months ended June 30, 1998 and $1,475 and $1,115 for the years ended September 30, 1997 and 1996, respectively, which are included in selling, general and administrative expenses. Management believes that the amounts allocated are reasonable; however, the amounts that would have been or will be incurred on a separate company basis could differ from the estimated amounts due to economies of scale realized by R&R and differences in management techniques and organization.

G. ACCOUNTING STANDARDS

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which supersedes SOP 91-1, "Software Revenue Recognition." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The new SOP will be effective for transactions entered into in fiscal years beginning after December 15, 1997. Management believes the adoption of this pronouncement will reduce revenues in the period

      THE HEALTHCARE SYSTEMS DIVISION OF THE REYNOLDS AND REYNOLDS COMPANY of adoption. The effect on net sales and revenue has not yet been determined. The adoption will not effect the Division's future cash flows.

H. SUBSEQUENT EVENT

  On September 28, 1998, R&R agreed to sell substantially all the assets of the Division, net of certain liabilities to be assumed, to InfoCure Corporation for approximately $50.0 million.

                             INFOCURE CORPORATION

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                             BASIS OF PRESENTATION

  The unaudited pro forma combined financial statements present the balance sheet and income statement data from the consolidated financial statements of InfoCure Corporation ("InfoCure" or the "Company") including the Founding Companies (acquired by the Company concurrent with its initial public offering) and the Subsequent Acquisitions (completed from October 1997 through January 1998) (collectively, the "Historical Acquisitions") and give effect to the acquisition by InfoCure (entered into in September 1998) of substantially all the net assets of The Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company (the "HSD Acquisition") and other related transactions.

  The unaudited pro forma combined statements of operations have been prepared for the year ended December 31, 1997 and the six months ended June 30, 1998. These statements give effect to the HSD Acquisition and InfoCure's Historical Acquisitions as if such transactions had occurred at the beginning of the earliest period presented. The unaudited pro forma combined balance sheet gives effect to the HSD Acquisition, and certain other related transactions as if such events had occurred on June 30, 1998.

  The unaudited pro forma combined financial statements are based on the historical financial statements of the Company, its Historical Acquisitions, and HSD and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

  The Company had previously reported on a fiscal year ending January 31, while HSD's operations were reported on the September 30 fiscal year of its parent. Effective February 1, 1997, the Company changed its year-end to December 31; therefore, the Company's historical financial statements for 1997 contain its statement of operations for the eleven-month period February 1 to December 31 including results of operations of the Historical Acquisitions completed in 1997 effective from their respective acquisition dates. The unaudited pro forma combined statements of operations for the year ended December 31, 1997 presented herein include the Company's statement of operations for this eleven-month period with appropriate adjustments to reflect (i) the 1997 and 1998 Historical Acquisitions as if these acquisitions had occurred at the beginning of the period presented, and (ii) an estimated one-month period of operations for the Company and the Historical Acquisitions.

  The pro forma combined statements of operations for the year ended December 31, 1997 also include HSD's historical results of operations for the year ended September 30, 1997 which, for pro forma purposes, are considered comparable to the results of a calendar twelve-month period. Additionally, HSD's historical operating results include the operating results of two small businesses acquired in 1997 ("HSD's Historical Acquisitions") from their respective acquisition dates. The pro forma combined statements of operations for the year ended December 31, 1997 reflect adjustments of these immaterial acquisitions as if they had occurred at the beginning of the period.

  The unaudited pro forma combined statements of operations for the six months ended June 30, 1998 include the Company's results of operations for the six months ended June 30, 1998 (which include the results of operations of the Historical Acquisitions) with appropriate adjustments to reflect the HSD Acquisition for the six months ended June 30, 1998.

  The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein do not purport to represent the results that the Company would have obtained had the transactions which are the subject of pro forma adjustments occurred at the beginning of the applicable periods presented, as assumed, or to project the future results of the Company.

                              INFOCURE CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                          HISTORICAL                     PRO FORMA        PRO
                         CONSOLIDATED   HSD   SUBTOTAL  ADJUSTMENTS REF  FORMA
                         ------------ ------- --------  ----------- --- --------
ASSETS:
Current:
 Cash and cash             $  4,105   $     2 $  4,107   $ (2,202)  (A) $  4,214
  equivalents...........
                                                            2,309   (C)
 Accounts receivable,
  net ..................      6,669    11,385   18,054        --          18,054
 Inventory..............        490     2,333    2,823        --           2,823
 Deferred tax asset.....        675       --       675        --             675
 Prepaid expenses and
  other ................        904       538    1,442        --           1,442
                           --------   ------- --------   --------       --------
   Total current
    assets..............     12,843    14,258   27,101        107         27,208
Property and equipment,
 net of depreciation....      3,455     3,399    6,854        501   (A)    7,355
Goodwill, net of
 accumulated
 amortization...........     38,627     9,562   48,189     21,802   (A)   69,991
Other intangibles, net
 of accumulated
 amortization...........      1,725     6,616    8,341     (6,616)  (A)    5,625
                                                            3,900   (B)
Deferred tax asset......      2,060       --     2,060        --           2,060
Other assets............        353       931    1,284       (931)  (A)      353
                           --------   ------- --------   --------       --------
   Total assets.........   $ 59,063   $34,766 $ 93,829   $ 18,763       $112,592
                           ========   ======= ========   ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Accounts payable.......   $  1,099   $ 3,658 $  4,757   $ (3,658)  (A) $  3,599
                                                            2,500   (B)
 Accrued restructuring
  costs.................      2,137       --     2,137        --           2,137
 Accrued expenses.......      2,159     4,017    6,176        --           6,176
 Deferred revenue.......      4,437       250    4,687        --           4,687
 Current portion of
  long-term debt........      2,587       --     2,587      4,000   (B)    6,587
                           --------   ------- --------   --------       --------
   Total current
    liabilities.........     12,419     7,925   20,344      2,842         23,186
Long-term debt, less
 current portion........     27,664       --    27,664     48,000   (B)   75,664
Common stock issuable
 for earnout
 commitments............      1,575       --     1,575        --           1,575
Other liabilities.......        --      2,078    2,078     (2,025)  (A)       53
                           --------   ------- --------   --------       --------
   Total liabilities....     41,658    10,003   51,661     48,817        100,478
                           --------   ------- --------   --------       --------
Convertible, redeemable
 preferred stock........      8,500       --     8,500        --           8,500
                           --------   ------- --------   --------       --------
Stockholders' equity:
 Common stock, $.001
  par...................          6       --         6        --               6
 Additional paid-in
  capital...............     20,822       --    20,822      1,400   (B)   24,531
                                                            2,309   (C)
 Accumulated deficit....    (11,701)      --   (11,701)    (9,000)  (A)  (20,701)
 Treasury stock, at
  cost..................       (222)      --      (222)       --            (222)
 Net assets of
  purchased companies...        --     24,763   24,763    (24,763)  (A)      --
                           --------   ------- --------   --------       --------
   Total stockholders'
    equity..............      8,905    24,763   33,668    (30,054)         3,614
                           --------   ------- --------   --------       --------
   Total liabilities and
    stockholders'
    equity..............   $ 59,063   $34,766 $ 93,829   $ 18,763       $112,592
                           ========   ======= ========   ========       ========

             See notes to pro forma combined financial statements.

                              INFOCURE CORPORATION
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                             PRO FORMA EFFECTS OF                  SUBTOTAL
                                           HISTORICAL ACQUISITIONS                 INFOCURE                        INFOCURE
                                ----------------------------------------------- HISTORICAL AND    ADJUSTMENT      YEAR ENDED
                      INFOCURE    FOUNDING          1997             1998         HISTORICAL     FOR ONE MONTH   DECEMBER 31,
                     HISTORICAL COMPANIES (1) ACQUISITIONS (2) ACQUISITIONS (3)  ACQUISITIONS  OF OPERATIONS (4)     1997
                     ---------- ------------- ---------------- ---------------- -------------- ----------------- ------------
Revenues:
 Systems and
  software.........   $ 8,540      $2,406         $ 6,995           $4,729         $22,670          $2,061         $24,731
 Maintenance,
  support and
  services.........     7,215       2,784           4,503            3,394          17,896           1,627          19,523
                      -------      ------         -------           ------         -------          ------         -------
                       15,755       5,190          11,498            8,123          40,566           3,688          44,254
Operating expenses:
 Hardware and
  other items
  purchased for
  resale...........     4,075       1,568           2,598              638           8,879             807           9,686
 Selling, general
  and
  administrative...     9,198       2,328           6,425            4,373          22,324           2,029          24,353
 Depreciation and
  amortization.....       946         474             720            1,547           3,687             335           4,022
 Asset impairment,
  restructuring
  and special
  charges..........    11,136         --              --               --           11,136             --           11,136
                      -------      ------         -------           ------         -------          ------         -------
Operating income
 (loss)............    (9,600)        820           1,755            1,565          (5,460)            517          (4,943)
Other expense
 (income):
 Interest, net.....       276         (80)            481            1,499           2,176             198           2,374
 Other, net........       (69)        (6)             (64)             (17)           (156)            (14)           (170)
                      -------      ------         -------           ------         -------          ------         -------
Income (loss)
 before taxes......    (9,807)        906           1,338               83          (7,480)            333          (7,147)
Provision (benefit)
 for income taxes..    (1,237)        428             597               65            (147)            127             (20)
                      -------      ------         -------           ------         -------          ------         -------
   Net income
    (loss).........   $(8,570)     $  478         $   741           $   18         $(7,333)         $  206         $(7,127)
                      =======      ======         =======           ======         =======          ======         =======

                                            PRO FORMA     SUBTOTAL HSD
                                         EFFECTS OF HSD'S  AND HSD'S
                               HSD          HISTORICAL     HISTORICAL  INFOCURE AND  PRO FORMA        PRO
                          HISTORICAL (5) ACQUISITIONS (6) ACQUISITIONS HSD COMBINED ADJUSTMENTS REF  FORMA
                          -------------- ---------------- ------------ ------------ ----------- --- --------
Revenues:
 Systems and software...     $ 22,651         $5,531        $ 28,182     $ 52,913    $    --        $ 52,913
 Maintenance, support
  and services..........       17,796          4,172          21,968       41,491         --          41,491
                             --------         ------        --------     --------    --------       --------
                               40,447          9,703          50,150       94,404         --          94,404
Operating expenses:
 Hardware and other
  items purchased for
  resale................        8,853          1,748          10,601       20,287         --          20,287
 Selling, general and
  administrative........       45,227          6,558          51,785       76,138     (18,311)  (D)   57,827
 Depreciation and
  amortization..........        4,939          1,500           6,439       10,461      (3,734)  (E)    6,727
 Purchased research and
  development...........       11,000            --           11,000       11,000       9,000   (F)   20,000
 Asset impairment,
  restructuring and
  special charges.......        2,075            --            2,075       13,211         --          13,211
                             --------         ------        --------     --------    --------       --------
Operating income
 (loss).................      (31,647)          (103)        (31,750)     (36,693)     13,045        (23,648)
Other expense (income):
 Interest, net..........          (46)           848             802        3,176       4,727   (G)    7,903
 Other, net.............          (20)           --              (20)        (190)        --            (190)
                             --------         ------        --------     --------    --------       --------
Income (loss) before
 taxes..................      (31,581)          (951)        (32,532)     (39,679)      8,318        (31,361)
Provision (benefit) for
 income taxes...........      (10,847)          (401)        (11,248)     (11,268)      3,161   (H)   (8,107)
                             --------         ------        --------     --------    --------       --------
Net income (loss).......     $(20,734)        $ (550)       $(21,284)    $(28,411)   $  5,157       $(23,254)
                             ========         ======        ========     ========    ========       ========
Net loss per share:
 Basic..................                                                                            $  (3.82)
                                                                                                    ========
 Diluted................                                                                            $  (3.82)
                                                                                                    ========
Shares used in computing
 net loss per share (I)
 Basic..................                                                                               6,094
                                                                                                    ========
 Diluted................                                                                               6,094
                                                                                                    ========

             See notes to pro forma combined financial statements.

--------
(1) Includes pro forma effect of acquisitions from February 1 to July 10, 1997 of DR Software, KComp, Millard-Wayne and Rovak. The audited historical financial statements were included in the Company's Form SB-2 on file with the Commission.
(2) Includes pro forma effect of acquisitions during 1997 from February 1 to the effective date of acquisition, which was September 30, 1997 for SoftEasy, CCI and POLCI, October 31, 1997 for PACE and November 30, 1997 for OPMS. The audited historical financial statements of POLCI and Software Manufacturing Group, the predecessor to OPMS, were included in previously filed Forms 8-K. SoftEasy, CCI and PACE were not deemed significant at their date of acquisition and therefore inclusion of audited financial statements is unnecessary.
(3) Includes pro forma effect of acquisitions during 1997 from February 1 to December 31 for MDI and MSI, which were acquired effective January 1, 1998. The audited historical financial statements were included in a previously filed Form 8-K.
(4) Represents annualization of the eleven month operating data.
(5) Represents the fiscal year ended September 30, 1997.
(6) Includes pro forma effect of HSD's acquisitions from October 1, 1996 to the effective date of the respective acquisitions of two small businesses acquired during the year ended September 30, 1997. These acquisitions were not deemed significant at their date of acquisition and therefore inclusion of audited financial statements is unnecessary.



      See accompanying notes to pro forma combined financial statements.

                              INFOCURE CORPORATION

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1998
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                            INFOCURE
                           HISTORICAL     HSD     INFOCURE AND  PRO FORMA
                          CONSOLIDATED HISTORICAL HSD COMBINED ADJUSTMENTS REF PRO FORMA
                          ------------ ---------- ------------ ----------- --- ---------
Revenues:
 Systems and software...    $12,448     $12,583     $25,031      $   --         $25,031
 Maintenance, support
  and services..........     10,359      12,380      22,739          --          22,739
                            -------     -------     -------      -------        -------
                             22,807      24,963      47,770          --          47,770
Operating expenses:
 Hardware and other
  items purchased for
  resale................      4,924       6,520      11,444          --          11,444
 Selling, general and
  administrative........     12,889      22,186      35,075       (9,496)  (D)   25,579
 Depreciation and
  amortization..........      1,771       3,278       5,049       (1,926)  (E)    3,123
 Restructuring and
  special charges.......      1,874         750       2,624          --           2,624
                            -------     -------     -------      -------        -------
Operating income
 (loss).................      1,349      (7,771)     (6,422)      11,422          5,000
Other expense (income):
 Interest, net..........        994         (31)        963        2,788   (G)    3,751
 Other, net.............        (10)         (1)        (11)         --             (11)
                            -------     -------     -------      -------        -------
Income (loss) before
 taxes..................        365      (7,739)     (7,374)       8,634          1,260
Provision (benefit) for
 income taxes...........        246      (2,953)     (2,707)       3,281   (H)      574
                            -------     -------     -------      -------        -------
Net income (loss).......    $   119     $(4,786)    $(4,667)     $ 5,353        $   686
                            =======     =======     =======      =======        =======
Net loss per share:
 Basic..................                                                        $  0.11
                                                                                =======
 Diluted................                                                        $  0.08
                                                                                =======
 Shares used in
  computing net loss per
  share (I)
 Basic..................                                                          6,094
                                                                                =======
 Diluted................                                                          8,615
                                                                                =======

                             INFOCURE CORPORATION

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. GENERAL

  InfoCure Corporation ("InfoCure" and, together with its subsidiaries, the "Company") was founded in 1996 to become a leading national provider of practice management software and services to targeted healthcare specialty practices. On July 10, 1997, InfoCure completed the initial public offering ("IPO") of its common stock (the "Common Stock") and simultaneously acquired, in separate transactions, six businesses (collectively the "Founding Companies"). Contemporaneously with the acquisition of the Founding Companies and the IPO, InfoCure merged with American Medcare Corporation ("AMC"). AMC is considered the predecessor to InfoCure and the accounting acquirer of the Founding Companies. Subsequent to the IPO and through June 30, 1998, the Company acquired seven practice management companies, all of which were accounted for as purchases. In September 1998, the Company entered into an agreement to acquire substantially all of the net assets of the Healthcare Systems Division ("HSD") of The Reynolds and Reynolds Company (the "HSD Acquisition") in a transaction to be accounted for as a purchase.

2. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  (A) Records the acquisition of the net assets and payment of certain liabilities of HSD for $48.5 million and $4.3 million, respectively. In addition to the purchase price, the Company assumed liabilities of approximately $4.3 million and incurred transaction costs estimated at $1.4 million. In connection therewith, the Company paid cash of approximately $2.2 million, issued subordinated notes payable to the seller for $10.0 million and $2.0 million and obtained an additional advance of $40.0 million on its acquisition line of credit with FINOVA Capital (the "Line of Credit"). This acquisition was accounted for as a purchase with the $54.2 million total consideration allocated to the assets acquired as follows:

                              DESCRIPTION                             AMOUNT
                              -----------                         --------------
                                                                  (IN THOUSANDS)
      Accounts receivable........................................    $11,385
      Inventory..................................................      2,333
      Prepaid expenses...........................................        538
      Property and equipment.....................................      3,900
      Accrued expenses...........................................     (4,017)
      Deferred revenue...........................................       (250)
      Other liabilities..........................................        (53)
                                                                     -------
        Net assets...............................................     13,836
      Purchased research and development.........................      9,000
      Goodwill...................................................     31,364
                                                                     -------
        Total consideration......................................    $54,200
                                                                     =======

  The foregoing allocations are based on estimated fair values and are subject to adjustment. Fair values were determined based on preliminary findings of an independent appraisal of the purchase transaction.

  In connection with the HSD Acquisition, the Company did not acquire or assume the following assets and liabilities:

             DESCRIPTION             AMOUNT
             -----------         --------------
                                 (IN THOUSANDS)
      Cash and cash
       equivalents..............     $    2
      Other intangible assets,
       net of accumulated
       amortization.............      6,616
      Other assets..............        931
      Accounts payable..........     (3,658)
      Other liabilities.........     (2,025)
                                     ------
        Net assets..............     $1,866
                                     ======

                             INFOCURE CORPORATION

  (B) Records proceeds of the $40.0 million addition to the Company's Line of Credit and the $10.0 million and $2.0 million notes payable to the seller in connection with the HSD Acquisition. In connection with the Line of Credit increase, the Company will be obligated to pay $2.5 million in loan fees and similar costs and issue detachable warrants to FINOVA which grant FINOVA the right to acquire 225,000 shares of Common Stock at $16 per share. The loan fees, costs and the $1.4 million estimated value of the warrants will be amortized over the remaining term of the Line of Credit.

  The $10.0 million note payable to the seller is a five-year, convertible promissory note which bears interest per annum at rates commencing at eight percent and increasing each year to a maximum of 14%. The note is convertible into Common Stock at the Company's option during the first year of the term at a price based on the market value of the Common Stock at the conversion date.

  The $2.0 million note payable to the seller bears interest at 12% and is due within 120 days of closing.

  (C) Records the net proceeds from the September 1998 sale of 203,338 shares of Common Stock in a private placement to an institutional investor.

3. UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

  (D) Records pro forma adjustments to compensation and certain other operating expenses pursuant to applicable provisions of the HSD acquisition agreement. In accordance with specific terms of the agreement, certain operating units and certain specifically identified personnel and costs related thereto which were not part of the acquisition have been eliminated. These adjustments are summarized as follows:

                                                     YEAR ENDED   SIX MONTHS
                                                    DECEMBER 31,     ENDED
             DESCRIPTION OF ADJUSTMENT                  1997     JUNE 30, 1998
             -------------------------              ------------ -------------
Reduction in compensation and related expenses.....   $ 3,062       $ 1,684
Net reductions in costs and expenses of operating
 activities/centers not acquired...................     1,836           435
Elimination of HSD's corporate services overhead
 and related allocations not acquired..............    15,533         8,543
Increase in the Company's overhead expenses to
 integrate the HSD acquisition.....................    (2,120)       (1,166)
                                                      -------       -------
                                                      $18,311       $ 9,496
                                                      =======       =======

  The pro forma adjustment to compensation and related expenses is derived from position reductions at the four HSD operating centers. These reductions, which are specifically provided for in the acquisition and related agreements, aggregate 55 positions or approximately 20% of the total headcount prior to the acquisition. The position eliminations are duplicative in nature and attributable to administrative activities and redundancies in sales, support and research and development.

                             INFOCURE CORPORATION

  The pro forma adjustment to eliminate net results of operating activities/centers not acquired is based on the exclusion, pursuant to specific terms of the acquisition agreement, of HSD's clinical product development center and its forms management operation. These activities generated minimal contribution, are not important to integration of the other operating centers and do not fit within the Company's overall strategy.

  The elimination of the corporate services overhead and related allocations reflects the rational adjustment to eliminate excessive infrastructure costs. The expenditure of approximately $15.0 million in overhead for an enterprise with revenues of approximately $50.0 million clearly indicates that HSD's parent had made a significant investment in infrastructure intended to support a significantly larger organization. In management's opinion, pro forma adjustments for the elimination of the corporate services overhead is appropriate inasmuch as this department and its activities are redundant and are not being assumed as specifically provided for in the acquisition and related agreements.

  It is management's opinion that the reductions will not materially adversely affect the Company's ability to continue service levels, sales efforts and other functions required to maintain sales levels comparable with those historically achieved and, assuming no unforeseen change in economic or other factors, that these levels could be maintained through the period required to achieve integration of the HSD Acquisition. Further, as indicted in the table summarizing pro forma adjustments, management has provided for an addition to the Company's overhead, including increases in appropriate corporate support and administrative personnel to facilitate integration of the HSD Acquisition.

  Assuming constant sales levels, management believes that no additional change in personnel is required or anticipated. Any increase in personnel requirements would be related to increased activity from growth or the introduction of new products and services. The specifically negotiated reductions in the workforce give recognition to the economies of scale and synergies to be attained as a result of integration of the HSD Acquisition.

  (E) Records adjustment to depreciation and amortization expense as follows:

                                                YEAR ENDED     SIX MONTHS ENDED
        INCREASE (DECREASE) DUE TO:          DECEMBER 31, 1997  JUNE 30, 1998
        ---------------------------          ----------------- ----------------
Amortization of new basis in goodwill over
 life of 15 years on a straight-line
 basis.....................................       $(1,323)         $  (118)
Eliminate amortization for other
 intangibles not acquired..................        (1,928)          (1,472)
Adjustment to depreciation and amortization
 for increase in basis and application of
 uniform lives of three to seven years.....          (483)            (336)
                                                  -------          -------
                                                  $(3,734)         $(1,926)
                                                  =======          =======

  The new basis in goodwill reflects adjustment to previous carrying value of intangibles of HSD to estimated values reflected in the independent appraisal. The 15-year estimated useful life of goodwill is consistent with the Company's established policy and, with respect to the HSD Acquisition, is supported by the findings in the appraisal.

  (F) Records pro forma adjustment to recognize as an expense the estimated fair value of in-process research and development costs purchased in the HSD Acquisition. Such costs relate to expenditures for development of new products, which have not yet reached technological feasibility, and for modifications to extend the useful life of existing products. Estimated fair value is based on the findings of an independent appraisal.

  (G) Records adjustment of interest expense related to debt incurred to effect the purchase of the HSD Acquisition.

  (H) Adjusts the provision for income taxes based on other pro forma adjustments.

                             INFOCURE CORPORATION

4. PRO FORMA EARNINGS PER SHARE

  (I) The weighted average number of shares used to calculate earnings per share (EPS) for pro forma purposes included the following:

                                                      TWELVE MONTHS SIX MONTHS
                                                          ENDED       ENDED
                                                      DECEMBER 31,   JUNE 30,
                                                          1997         1998
                                                      ------------- ----------
ESTIMATED SHARES OUTSTANDING--PRO FORMA
Shares issued in conjunction with the Company's
 IPO................................................    1,400,000    1,400,000
Shares issued to acquire the Founding Companies.....    3,895,887    3,895,887
Shares issued in connection with Historical
 Acquisitions.......................................      450,295      450,295
Shares issued in payment of debt and other
 obligations, net...................................      236,273      236,273
Shares issued in connection with exercise of
 warrants...........................................      111,296      111,296
                                                        ---------   ----------
Estimated shares outstanding pro forma--basic.......    6,093,751    6,093,751
Shares assumed issued to convert 850,060 shares of
 preferred stock....................................                 1,000,070
Shares issuable or assumed issued in satisfaction of
 earnout commitments................................                   413,507
Shares assumed issued upon exercise of options and
 warrants...........................................                 2,296,444
Shares assumed to be repurchased from proceeds from
 shares assumed issued from exercise of options.....                (1,188,569)
                                                        ---------   ----------
Estimated shares outstanding pro forma--diluted.....    6,093,751    8,615,203
                                                        =========   ==========

  The impact of the assumed exercise of the Company's stock options and warrants would be antidilutive for the twelve months ended December 31, 1997 and have not been presented.